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WISDOMTREE TRUST

245 Park Avenue, 35th Floor

New York, New York 10167

April 29, 2014

To the Shareholders of the China Dividend ex-Financials Fund:

On December 11, 2013, at a meeting of the Board of Trustees of WisdomTree Trust, the Board of Trustees approved a new sub-advisory agreement, effective February 1, 2014 with respect to the China Dividend ex-Financials Fund (the “Fund”), between WisdomTree Asset Management, Inc. and Mellon Capital Management Corporation (“Mellon Capital”), pursuant to which Mellon Capital provides sub-advisory services to the Fund. Mellon Capital replaced Old Mutual Global Index Trackers (Proprietary) Limited as the sub-adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of this approval.

WisdomTree Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Mellon Capital. Please take a few moments to read them. Call us at 1-866-909-9473 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in WisdomTree Trust.

Sincerely,

Jonathan Steinberg

President

WISDOMTREE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

CHINA DIVIDEND EX-FINANCIALS FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT

April 29, 2014

The Information Statement is available at www.wisdomtree.com

This document is an Information Statement and is being furnished to shareholders of the China Dividend ex-Financials Fund (the “Fund”), a series of WisdomTree Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). WisdomTree Asset Management, Inc. (the “Adviser”) serves as the investment adviser for the Fund. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually or as otherwise required under applicable law. In addition, under the exemptive order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about April 29, 2014, to the shareholders of the Fund as of April 21, 2014. The Adviser will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Mellon Capital Management Corporation as Sub-Adviser to the China Dividend ex-Financials Fund (the “Fund”)

At a meeting of the Board held on December 11, 2013 (the “Meeting”), the trustees of the Trust (each a “Trustee”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Mellon Capital Management Corporation (“Mellon Capital”) to serve as sub-adviser to the Fund. Mellon Capital replaced Old Mutual Global Index Trackers (Proprietary) Limited (“Old Mutual”) as the sub-adviser to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Mellon Capital. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Mellon Capital, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Mellon Capital, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At the Meeting, the Board, including the Independent Trustees, considered the approval of the investment sub-advisory agreement (the “Agreement”) between the Adviser and Mellon Capital pursuant to which Mellon Capital will coordinate the investment and reinvestment of the Fund’s assets. The Agreement replaced the investment sub-advisory agreement between the Adviser and Old Mutual, dated November 20, 2012, with respect to the Fund (the “Old Mutual Agreement”), which was terminated as of the close of business on January 31, 2014. The Board determined that the change in sub-adviser was in the best interests of Fund shareholders due to, among other matters, the factors set forth below.

In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser. The Board was assisted in its review by independent legal counsel. In considering the approval of the Agreement, the Board considered all factors that it deemed to be relevant, including those discussed below. The Board did not identify any particular factor as controlling, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of Services to be Provided. The Board considered the nature, extent and quality of the services to be provided by Mellon Capital, recognizing Mellon Capital’s operational capabilities and resources. Representatives of the Adviser noted that Mellon Capital currently acts as sub-adviser for the WisdomTree suite of equity strategies with the exception of the Fund, which has used Old Mutual for sub-advisory services since its inception in September 2012. The Board discussed the reasoning for the switch from Old Mutual to Mellon Capital with representatives of the Adviser, noting Mellon Capital’s expertise in the emerging markets space and the potential operational risks of an additional sub-adviser in light of the planned service provider conversion from Bank of New York Mellon to State Street Bank and Trust Company. Additionally, the Board noted that the Fund invests in Hong Kong domiciled securities, which are also held in the existing WisdomTree strategies sub-advised by Mellon Capital.

Comparative Analysis of the Fund’s Performance, Advisory Fees and Fund Expenses. The Adviser noted that while Old Mutual’s sub-advisory mandate has been satisfactory, Mellon Capital has proven itself to be an effective sub-adviser, particularly in the emerging markets equity space, currently operating six of the emerging markets equity strategies in the WisdomTree suite. The Board also noted the Adviser’s statement that it did not intend to retain Old Mutual as a sub-adviser for future funds. The Board discussed with the Adviser’s representatives the Mellon Capital portfolio management personnel that would be responsible for managing the Fund’s assets. The Board noted that because of the current asset level of the funds sub-advised by Mellon Capital, the fee rate to be paid to Mellon Capital will be lower than the fee paid to Old Mutual. The Board noted that Mellon Capital’s fees will be paid by the Adviser (out of its fees paid by the Fund) and not the Fund. The Board also considered the fee to be paid to Mellon Capital in relation to the fees paid to the Adviser by the Fund and the respective services to be provided. The Board was satisfied that the retention of Mellon Capital as sub-adviser for the Fund was proposed for reasons consistent with the best interest of the Fund and its shareholders.

Costs of Services to be Provided, Profitability and Economies of Scale. The Board considered potential benefits to Mellon Capital from acting as sub-investment adviser to the Fund, including the potential “fall-out” benefits to Mellon Capital and its affiliates (i.e., ancillary benefits that may be realized by Mellon Capital and its affiliates from its role with the Fund, such as other service contracts).

Conclusion. After consideration of the factors discussed above, the Board, including a majority of the Independent Trustees, determined that the approval of the Agreement was in the best interest of the Fund and approved the Agreement for the Fund.

Information Concerning the Adviser

The Adviser, located at 245 Park Avenue, 35th Floor, New York, New York 10167, serves as investment adviser to the Fund. The Adviser has served as the investment adviser for the Fund since its inception. The Adviser oversees Mellon Capital to ensure its compliance with the investment policies and guidelines of the Fund and monitors Mellon Capital’s adherence to its investment style. For the fiscal year ended March 31, 2014, the Fund paid the Adviser $159,501, or 0.63% of the Fund’s average annual net assets, for investment management services provided to the Fund. The terms of the Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the Agreement. Thus, if the Agreement had been in place during the fiscal year ended March 31, 2014, the Fund would have paid the Adviser the exact same amount in fees.

Description of Mellon Capital

Mellon Capital is responsible for the day-to-day management of the Fund. Mellon Capital, a registered investment adviser, is a leading innovator in the investment industry and manages global quantitative-based investment strategies for institutional and private investors. Its principal office is located at 50 Fremont Street, Suite 3900, San Francisco, California 94105. As of March 31, 2014, Mellon Capital had assets under management totaling approximately $357 billion (including $5,213 million in overlay). Mellon Capital is a wholly-owned indirect subsidiary of The Bank of New York Mellon Corporation, a publicly traded financial holding company. Mellon Capital chooses the portfolio investments of the Fund, and places orders to buy and sell the portfolio investments. The Adviser pays Mellon Capital for providing sub-advisory services to the Fund.

Portfolio Management Team

The individual members of the portfolio management team who are primarily responsible for the day-to-day management of the Fund are listed below.

Karen Q. Wong, CFA, a Managing Director, Head of Equity Portfolio Management, has been a portfolio manager of the Fund since February 2014 and has been with Mellon Capital since June 2000. Ms. Wong heads a team of portfolio managers responsible for overseeing all passive equity funds, including ETFs. She is responsible for refinement and implementation of the equity portfolio management process. She is a member of the Senior Management Committee, Investment Management Committee, Risk Management Committee, Fiduciary Committee, and Trade Management Oversight Committee. Prior to joining Mellon Capital, Ms. Wong worked as a security analyst at Redwood Securities. Ms. Wong attained the Chartered Financial Analyst designation. She graduated with a B.A. from San Francisco State University, and obtained an M.B.A. in Finance from San Francisco State University. Ms. Wong is a member of the CFA Institute and the CFA Society of San Francisco. She is also a member of the S&P Index Advisory Panel and Russell Index Advisory Board.

Richard A. Brown, CFA, a Director and Senior Portfolio Manager, Equity Portfolio Management, has been a portfolio manager of the Fund since February 2014 and has been with Mellon Capital since August 1995. Mr. Brown heads a team of portfolio managers covering domestic and international passive equity funds. He is responsible for refinement and implementation of the equity portfolio management process. Mr. Brown attained the Chartered Financial Analyst designation. Mr. Brown graduated with an M.B.A. from California State University at Hayward and is a member of the CFA Institute and the CFA Society of San Francisco. He has over 18 years of investment experience.

Thomas J. Durante, CFA, a Managing Director and Senior Portfolio Manager, Equity Portfolio Management, has been a portfolio manager of the Fund since February 2014 and has been with Mellon Capital since January 2000. Mr. Durante heads a team of portfolio managers covering domestic and international index portfolios. He is responsible for refinement and implementation of the equity portfolio management process. Prior to joining Mellon Capital, Mr. Durante worked in the fund accounting department for The Dreyfus Corporation. Mr. Durante attained the Chartered Financial Analyst designation. Mr. Durante graduated with a B.A. in Accounting from Fairfield University and is a member of the CFA Institute and the CFA Society of Pittsburgh. He has over 31 years of investment experience.

Terms of the Sub-Advisory Agreement

The mandate for Mellon Capital to become sub-adviser to the Fund was added by way of amendment dated January 23, 2014, effective February 1, 2014 with respect to the Fund, to the existing sub-advisory agreement between the Adviser and Mellon Capital dated January 1, 2013. The Agreement, as amended with respect to the Fund, will continue in effect for two years from its effective date, unless sooner terminated. The Agreement, as amended with respect to the Fund, will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement may be terminated, without payment of any penalty, (i) by a vote of a majority of the Board or by a vote of a majority of outstanding voting securities of the Fund, as defined by the 1940 Act, on not more than 60 days’ prior written notice to the Adviser and Mellon Capital; (ii) by the Adviser or Mellon Capital on at least 120 days’ written notice to the other party and; (iii) upon written notice by the Adviser or Mellon Capital to the other party that the other party is in material breach of the Agreement, unless the other party in material breach of the Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

The Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event that the investment advisory agreement between the Adviser and the Trust, with respect to the Fund, is assigned or terminated for any other reason.

Mellon Capital is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Mellon Capital out of its own fees received from the Fund, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.63% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Mellon Capital as sub-adviser to the Fund.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Additional Disclosure Regarding Mellon Capital

The names and principal occupations of the principal executive officer and the directors of Mellon Capital are listed below:

Name	Principal Occupation
William Fouse	Board of Directors
Thomas Hazuka	Board of Directors
David Kwan	Managing Director, Head of Fixed Income
Thomas Loeb	Board of Directors and Chairman Emeritus
Gabriella Parcella	Chairman and Chief Executive Officer
Linda Lillard	Executive Vice President, Chief Operating Officer
Warren Chiang	Managing Director, Head of Active Equity
Chris Appler	Managing Director, Chief Compliance Officer
Sinead Colton	Managing Director, Global Investment Strategist
William S. Cazalet	Managing Director, Global Investment Strategist
Ronald P. Gala	Managing Director, Active Equity Strategies
Keiko Kai	Managing Director, Head of Relationship Management and Client Service, International
Eric Goodbar	Managing Director, Hedge Fund Strategist
Karen Wong	Managing Director, Head of Equity Indexing
Andrew Pellegrino	Managing Director, Head of Consultant Relations, Product Development and Product Management
Jeffrey Zhang	Executive Vice President, Chief Investment Officer, Active Strategies and Board of Directors
David Manuel	Director, Chief Financial Officer
Rose Huening-Clark	Managing Director, Manager of Strategic Project Office
Mitchell Harris	Board of Directors
David Dirks	Managing Director, Head of Relationship Management and Client Service North America
Alexander Huberts	President, Board of Directors
Vassilis Dagioglu	Managing Director, Head of Asset Allocation Portfolio Management
Anjun Zhou	Managing Director, Head of Multi-Asset Research
Nicholas Fohl	Managing Director, Chief Administrative Officer
Richard Watson	Executive Vice President, Global Head of Distribution
Sheryl Linck	Managing Director, Head of North American Business Development
Abou Diop	Managing Director, Chief Information Officer
Cynthia Fryer Steer	Board of Directors
Janine O’Neill	Head of Human Resources
Brett Thunstrom	Managing Director, Head of Global Trading
Thomas Durante	Managing Director, Senior Portfolio Manager

The mailing address for the principal executive officers and directors of Mellon Capital is the office address noted above under “Description of Mellon Capital.”

General Information

The principal executive offices of the Trust and the Adviser are located at 245 Park Avenue, 35th Floor, New York, New York 10167. The Trust’s administrator, custodian, transfer agent and securities lending agent is State Street Bank and Trust Company, which is located at One Lincoln

Street, Boston, Massachusetts 02110. The Fund’s distributor is ALPS Distributors, Inc., which is located at1290 Broadway, Suite 1100, Denver, Colorado 80203. Counsel to the Trust is Bingham McCutchen LLP, 2020 K Street, NW, Washington, DC 20006.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Information Statement may be delivered to shareholders of the Fund who reside at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of the shareholder reports, proxy statements and information statements that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated above.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473, or by accessing our website at www.wisdomtree.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%

of the China Dividend ex-Financials Fund

Shareholder	Percentage of Total Outstanding Shares of Class as of March 31, 2014
CHARLES SCHWAB & CO., INC. 2423 E LINCOLN DRIVE PHOENIX, AZ 85016-1215	15.42%
MERRILL LYNCH, PIERCE, FENNER & SMITH 4804 DEAR LAKE DRIVE E JACKSONVILLE, FL 32246	18.39%
NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310	14.13%
THE BANK OF NEW YORK MELLON 525 WILLIAM PENN PLACE SUITE 153-0400 PITTSBURGH, PA 15259	5.45%

As of December 31, 2013, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the China Dividend ex-Financials Fund and to the best of the Trust’s knowledge, such ownership has not increased above 1% through the date of this Information Statement.